Exhibit 10.1

Cloud Contact Center Software

October 10, 2022

Mr. Michael Burkland

Dear Mike,

We are very pleased to offer you employment with Five9, Inc. (“Company” or “Five9”) for the position of Chief Executive Officer (“CEO”). You shall have the usual duties of a CEO, including, without limitation, managing the day-to-day business of the Company, developing the Company’s strategic direction, business plans, and financing and capitalization opportunities, supervising the Company’s executives, communicating with the Company’s Board of Directors (“Board”) and the Company’s stockholders, and evaluating, negotiating, and executing significant business transactions on behalf of the Company, as well as such other duties as may be assigned to you from time to time by the Board. You shall report to the Board. You will also continue to serve as Chairman of the Board, until otherwise determined by the Board.

You shall agree to serve and be nominated as a member of the Board during your employment with the Company, and you may be asked to serve as a director of one or more subsidiaries or affiliates of the Company. Upon the severance of your employment for any reason, you shall be deemed to have resigned from the Board and from all other positions as an officer or director of any of the Company’s subsidiaries or affiliates, provided that beginning on the date that you cease to serve on the Board for any reason (unless you are terminated or resign under circumstances that would constitute “Cause” as such term is defined in the Company’s 2014 Equity Incentive Plan, or any successor plan) and ending on the earlier to occur of (i) a Change in Control of the Company (as defined in the Company’s 2014 Equity Incentive Plan, or any successor plan) (“Change in Control”), or (ii) your death, you shall carry the title of “Chairman Emeritus” of the Company, which shall be a non-fiduciary role and shall carry with it no rights (including any right to attend meetings of the Board), authority, duties or responsibilities, and for which you shall receive no compensation.

Five9, Inc.

4000 Executive Parkway, Suite 400

San Ramon, CA 94583

www.five9.com

You agree that during your employment with the Company, you will (i) devote as much time and effort as reasonably necessary for the performance of your responsibilities under this letter, (ii) refrain from engaging in services of any kind (whether as an employee, independent contractor, owner, director, partner, advisor or in any other capacity) on behalf of a business that, as determined by the Board in its reasonable discretion, competes with the Company (or any of its subsidiaries or affiliates), and (iii) refrain from providing services of any kind or engage in any other business activity that would materially interfere with the performance of your duties as CEO. As a general policy, you may not serve on more than two public company boards of directors (including the Company’s board of directors), unless such service is approved by a majority of non-affected members of the Company’s board of directors. In addition, your service on the board of directors (or similar body) of any other business entity, or the provision of other services to other business entities, is subject to the prior approval of the Board, which shall not be unreasonably withheld. You are permitted to continue your current level of activity with each of the entities listed on Exhibit A. The Company shall have the right to require you to resign from any board or similar body on which you may then serve if the Board reasonably determines that your service on such board or body interferes with the effective discharge of your duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns. You will also follow the Company’s policies and procedures (including its policies protecting other employees against discrimination and sexual harassment) as described to you from time to time.

Your expected employment start date is November 28, 2022. In this position, you will receive an annual base salary of $585,000, less applicable withholdings, paid according to the Company’s standard payroll practices. In addition, you will be eligible to earn an annual bonus with a target amount of 100% of base salary, less applicable withholdings, subject to the terms of the Company’s 2022 Executive Bonus Program, and any bonus programs approved by the Compensation Committee for subsequent periods (“Bonus Program”) and based on the objectives set forth in the Bonus Program. Your bonus will be determined based solely on the Company’s performance against the objectives set forth in the Bonus Program. If earned, your bonus will be paid on a semi-annual basis, or such other basis as is approved by the Compensation Committee and any bonus paid for the remainder of 2022 will be pro-rated based on your start date. The Compensation Committee retains sole discretion to determine both eligibility, timing and the amount of any bonus you are eligible to receive.

The Company will grant you (i) an award of restricted stock units (“RSUs”) covering a number of shares of Company common stock with a target dollar value of $14 million and (ii) an award of performance-based restricted stock units (“PRSUs”) covering a number of shares of Company common stock with a target value of $14 million, in each case as determined under the Company’s Equity Award Grant Policy in effect on the date of this letter. Assuming your employment start date is November 28, 2022, in accordance with the Company’s Equity Award Grant Policy, the RSUs and PRSUs would have a grant date of December 12, 2022. The RSUs would have a vesting commencement date of December 3, 2022 (pursuant to the Company’s standard vesting terms) and would vest as to 1/12 of the total number of shares subject to the RSUs on each March 3, June 3, September 3 and December 3 thereafter, so that the RSUs are fully vested on December 3, 2025, subject to your continued service on each vesting date. Between 0 and 200% (determined in accordance with the following sentence) of the target number of PRSUs will be eligible to vest based on the Company’s relative total shareholder return (“RTSR”) performance as compared to the companies in the S&P Software and Services Select Index during three one-year performance periods consisting of the Company’s 2023, 2024 and 2025 fiscal years. If the Company’s TSR Percentile Rank (as such term is defined in the standard form of PRSU Agreement) is (i) lower than the 25th percentile, 0% of the PRSUs for such performance period will be eligible to vest, (ii) in the 25th percentile, then 50% of the target number of PRSUs for such performance period will be eligible to vest, (iii) in the 55th percentile, 100% of the target number of PRSUs for such performance period will be eligible to vest, or (iv) in the 75th percentile or higher, 200% of the target number of PRSUs for such performance period will be eligible to vest, with the number of shares eligible to vest interpolated linearly between the levels described in clauses (ii) through (iv) above. 1/3rd of the maximum number of PRSUs may be earned and settled in shares following the end of each one-year performance period based on RTSR performance and subject to your continued employment through the payment date, but the amount initially paid in 2024 and 2025 (for 2023 and 2024 performance periods) will be limited to 100% of the target amount of PRSUs for each year, and any portion of the PRSUs resulting from above-target performance in 2023 and 2024 will be paid in 2026, subject to your continued employment through the payment date. If the Company’s absolute total shareholder return for any performance period is negative, then no more than 100% of the target amount of PRSUs for such period may be earned. If your employment with the Company terminates before the payment date in 2026 due to death or disability, 100% (if due to death) or 50% (if due to disability) of the unvested PRSUs (related to any uncompleted period and above target performance in a completed period) may be earned subject to ultimate RTSR performance in each remaining performance period. Upon a Change in Control Termination (as such term is defined under the Company’s Key Employee Severance Benefit Plan (“KESP”)), the unvested PRSUs will vest on a double-trigger basis (i) at the target level for the uncompleted portions of the performance periods and (ii) at the actual level of performance measured through the date of the Change in Control based on the per share price paid to common stockholders in such Change in Control. The RSUs and PRSUs will each otherwise be governed by the Company’s 2014 Equity Incentive Plan and standard form of RSU and PRSU award agreement.

You acknowledge and agree that you will not be eligible to receive any further equity incentive awards under the Company’s 2014 Equity Incentive Plan from the Company during the Company’s annual “refresh grant” cycle for other executives and employees in the first quarter of the 2023 fiscal year. After such annual “refresh grant” cycle, you will be eligible to receive additional equity incentive awards, from time to time, in the sole discretion of the Compensation Committee of the Board.

You will be eligible for benefits provided under the KESP as a Tier 1 Participant. If, at any time during your employment as Chief Executive Officer, (i) the KESP expires or is terminated and is not replaced with a new plan, contract or arrangement providing total severance benefits that are at least as favorable in the aggregate to you, or (ii) if your severance benefits under the KESP are reduced, you will continue to be eligible to receive the severance benefits set forth in the KESP for a Tier 1 Participant in effect as of the date of this letter. Capitalized terms set forth in this paragraph have the meaning set forth in the KESP.

As a full-time employee of the Company, you will be eligible to participate in Company-sponsored vacation policies and employee benefits and be a member of any employee benefit plans that the Company may establish and that are generally available to other executives of the Company.

Continued Health Plan Coverage

Subject to the other provisions of this letter, you shall be eligible to be covered under the major medical, dental and vision benefit programs that are currently or in the future sponsored by the Company (or an entity in its controlled group), and which are generally available to active employees (the “Health Plan”), during your tenure as Chief Executive Officer. Subject to the other provisions of this letter, at such time as you cease to serve as the Chief Executive Officer or a director on the Board (whichever is later), you shall continue to be eligible to be covered under the Health Plan as a former employee of the Company, which, as you know, is a benefit that had been provided under your Chairman Agreement (as defined below) before it was replaced with this letter. To the extent that you are eligible to be covered under the Health Plan as set forth in this letter, you can elect to cover your spouse and any eligible dependents (each as defined in the Health Plan) under the Health Plan, all in accordance with the generally applicable provisions of the Health Plan documents regarding coverage of spouses and eligible dependents.

Subject to the other provisions of this letter, from and after such time as you or a covered spouse or eligible dependent is eligible for Medicare Part A and Part B (collectively, “Medicare”), the Health Plan will pay secondary to Medicare, in accordance with the generally applicable provisions of the Health Plan documents, and without regard to whether such person is actually enrolled in Medicare Part A or Part B.

The Company shall pay 100% of the cost of the Health Plan premiums for the coverage for you and your covered spouse and eligible dependents. Notwithstanding the foregoing sentence, if any program under the Health Plan becomes self-funded (in whole or in part), then for the program that is self-funded: (1) you shall pay the Company the cost of such self-funded coverage, calculated in the same manner as COBRA, for you and your covered spouse’s and eligible dependents’ coverage using your own post-tax resources and (2) such payment will be due to the Company with respect to each month of coverage within sixty (60) days of the first day of the month of coverage. For example, if the major medical plan first becomes self-funded as of January 1, 2024 and the dental and vision plans are fully-insured as of that date, you must pay the Company the cost of the January 2024 coverage under the major medical plan by February 29, 2024 and you would not owe any payment to the Company for the premiums related to the vision and dental plans for January 2024. The Company is required to inform you as soon as reasonably possible in writing if any Health Plan program is self-funded to ensure that you are aware of any obligation to pay the Company for any portion of the cost of coverage under the Health Plan.

Notwithstanding anything in this letter to the contrary, you (and your spouse and eligible dependents) shall only be entitled to coverage under the Health Plan to the extent that such coverage complies, or using commercially reasonable efforts can be modified to comply (for example, by making the cost of coverage taxable to you), with the nondiscrimination requirements set forth in Internal Revenue Code (the “Code”) Section 105(h) and Section 2716 of the Public Health Service Act, as incorporated into the Code and the Employee Retirement Income Security Act of 1974, as amended. In the event that Company in good faith determines that the Health Plan cannot be modified using commercially reasonable efforts (a “Nondiscrimination Event”), the provisions of the paragraph set forth below with the header “EPP” shall apply.

During the time you serve as the Chief Executive Officer and/or as a director on the Board and the Company has Aetna as the insurance carrier or third-party administrator for the major medical benefit program, you (and your spouse and eligible dependents) shall remain eligible for the major medical benefit program coverage under the Health Plan.

If you cease to serve as the Chief Executive Officer or a director on the Board or the Company no longer has Aetna as the insurance carrier or third-party administrator for the major medical benefit program, the Company will use commercially reasonable efforts to continue being able to provide ongoing coverage (“Ongoing Coverage”) for you (and your spouse and eligible dependents) in each of the programs under the Health Plan. In the event that the Company determines in good faith that in using its commercially reasonable efforts it is unable to obtain commercially reasonable Ongoing Coverage, the Company will provide a runway in order to allow you a period of time to transition to alternative coverage for the program that is no longer available. The Company shall provide you with at least thirty (30)

days prior written notice before coverage under any of the Health Plan programs is terminated, and this prior written notice requirement applies separately to each program under the Health Plan. This runway shall begin no later than thirty (30) days prior to the last day of the last plan year in which the Company has determined, in good faith, that it cannot provide Ongoing Coverage for the program to you (such last day, the “Ongoing Coverage Ending Date”). The runway shall continue for a period ending on the earlier of (A) the 12 month anniversary of the Ongoing Coverage Ending Date and (B) the last date for which the Company is able to negotiate, using commercially reasonable efforts, continued coverage for you in such program after the Ongoing Coverage Ending Date. For the avoidance of doubt, the obligation described in this paragraph shall apply separately to each of the major medical, dental, and vision programs.

EPP. In the event that you cease to be eligible for Ongoing Coverage in the major medical program under the Health Plan in accordance with the immediately preceding paragraph or a Nondiscrimination Event has occurred, the Company shall establish a retiree-only employer payment plan under Code Section 106 (“EPP”) that will reimburse you, on a non-taxable basis, for the amount of individual health insurance premiums incurred for coverage for you and your spouse and eligible dependents. The Company shall credit your account under the EPP with $45,000 per year during your lifetime to be used during such year as described above, with any amounts unused during the year forfeited to the Company.

For the avoidance of doubt, no survivor coverage is available under this letter. The provisions of this letter under the heading “Continued Health Plan Coverage” above shall survive any termination of your employment for any reason, and shall be conditioned upon you signing and not revoking the Company’s standard form of release as set forth in the KESP (the “KESP Release”).

Your employment with the Company is “at will.” This means that you are free to resign at any time with or without cause or prior notice. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause or prior notice. As you know, Five9 is involved in a highly competitive and quickly evolving industry. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the Chairman of the Board, or if you are the Chairman, by you and the Lead Independent Director of the Board. Your employment with the Company is subject to Five9’s general employment policies, many of which are described in the Five9 Employee Handbook. The Company shall reimburse you for reasonable legal fees incurred in the negotiation of this Agreement.

You hereby agree not to use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others which comes (or has come) into your knowledge or possession at any time, nor will you use any such information or material in the course of your employment with the Company, absent authorization from the third-party that owns the information and the Company. You also agree not to ask any applicant, employee or other person to engage in such activities, absent authorization from the third-party that owns the information and the Company. In the event you believe that your work at the Company would make it difficult for you not to disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, you will immediately provide written notice to the Board and the Company’s General Counsel. You further confirm that you have no other agreements, relationships with or commitments to any other person or entity that conflict with your obligations as an employee of the Company (including but not limited to noncompetition and non-solicitation agreements), and you represent that your employment will not require you to violate any obligation to or confidence with any other entity or person.

For the avoidance of doubt, all of the restrictions, obligations and provisions set forth in the Agreement Regarding Confidential Information, Intellectual Property Non-Solicitation between you and the Company, dated as of April 16, 2012 (the “Restrictive Covenants Agreement”), shall remain in full force and effect in accordance with their terms notwithstanding any termination of your employment with, or service on the Board of, the Company (and irrespective of any ambiguous language set forth in the KESP Release).

Your employment pursuant to this letter is contingent on the following: (1) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States; (2) the Company’s satisfaction that you will not be in violation of any non-compete, proprietary invention and information agreements, or any other similar agreement between you and any current or former employer or other entity to which you provide or have provided services; and (3) your signing of the Company’s Mutual Arbitration Agreement.

By execution of this letter, you and the Company hereby terminate the Chairman of the Board Agreement between you and the Company, dated as of June 22, 2020 (the “Chairman Agreement”) and any and all obligations thereunder, effective as of November 28, 2022, which Chairman Agreement is hereby superseded and replaced in its entirety by this letter. For the avoidance of doubt, the Indemnification Agreement with the Company, dated July 9, 2021(the “Indemnification Agreement”) shall remain in full force and effect in accordance with its terms.

Mike, we hope that you will accept our employment offer on the above terms and conditions, which can be modified only in writing as signed by the Chairman of the Board or, if you are the Chairman of the Board, by the Lead Independent Director of the Board. This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral, excluding the Restrictive Covenants Agreement, the Indemnification Agreement, and agreements relating to your current equity in the Company, but including any other agreement between you and the Company (including, without limitation the Chairman Agreement). To accept our offer, please return one copy of your signed letter to me at your earliest convenience.

[Signature page follows]

Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you joining us as the Chief Executive Officer of Five9.

Sincerely,

/s/ Dave Welsh
Dave Welsh
Lead Independent Director

I have read and accept this employment offer:

/s/ Michael Burkland
Michael Burkland

October 10, 2022
Date

Exhibit A

Outside Activities

OneStream Software, LLC

ReliaQuest Holdings, LLC or its ultimate parent